Exhibit 5.1

São Paulo, December 3, 2003.

Votorantim Celulose e Papel S.A.

Alameda Santos, nº 1357, 6º. andar

São Paulo, SP

Brazil

Ladies and Gentlemen:

We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Votorantim Celulose e Papel S.A. (the “Company”), a corporation organized under the laws of Brazil, in connection with the public offering and sale (the “Offering”) by Optiglobe Telecomunicações S.A. (“Optiglobe”), Cimento Rio Branco S.A. (“Cimento”) and BNDES Participações S.A.—BNDESPAR (“BNDESPAR” and, together with Optiglobe and Cimento, the “Selling Shareholders”) of 10,344,396 American Depositary Shares (the “ADSs”), each representing 500 non-voting preferred shares of the Company, without par value (the “Preferred Shares”) in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Shareholders and the Underwriters named therein (the “Underwriters”), including an aggregate of 1,127,478 additional ADSs (the “Optional ADSs” and together with the ADSs, the “Securities”) that may be sold by BNDESPAR in connection with the over-allotment option, as contemplated by the Company’s Registration Statement on Form F-3 (No. 333-110692), filed with the Securities and Exchange Commission on November 21, 2003 (as amended, the “Registration Statement”).

For the purposes of giving this opinion we have examined and/or relied upon copies of the following documents:

(i)	a final draft of the Underwriting Agreement;

(ii)	a copy of the Registration Statement; and

(iii)	such other documents, stock transfer books and registers, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.

We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil, as of the date hereof and not in respect of any other law.

In giving this opinion we have made the following assumptions:

(i)	that all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine; and

(iii)	that all documents submitted to us as originals are authentic.

As to factual matters, we have relied upon the representations and warranties made in the Underwriting Agreement by the Company and on certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.

Based on the above assumptions, we are of the opinion that the Preferred Shares are duly and validly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Underwriting Agreement or the transaction or documents referred to therein.

This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

This opinion is being furnished to you, the Company, shareholders of the Company and potential investors solely for your benefit in connection with the Offering and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Validity of securities” and “Enforcement of judgments against foreign persons” in the Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/    Sergio Spinelli Silva Jr.

MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA ADVOGADOS